EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

February 10, 2005
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2004 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

NEW CHAIRMAN ELECTED AS OF APRIL 20 STOCKHOLDERS MEETING

        LAKE FOREST, CA…February 10, 2005… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter and fiscal year ended December 31, 2004. Revenues were $376.4 million in the fourth quarter, a 5.7% increase over revenues of $356.3 million for the comparable period in 2003. Net income for the fourth quarter was $27.3 million or $.55 per share (diluted), compared to $29.9 million or $.58 per share for the fourth quarter of 2003. Revenues for the year ended December 31, 2004 were $1,451 million, a 5.1% increase over 2003 revenues of $1,381 million. Net income for 2004 was $114.0 million or $2.27 per share, compared to $116.0 million or $2.15 per share in 2003.

Adjustment for Comparability

        Reported net income for the quarter and year ended December 31, 2004 includes the write-off of unamortized debt issuance costs of $2.7 million, associated with the November 2004 refinancing of the Company’s bank loans. Management believes it is useful to compare results for the 2003 and 2004 periods after adjusting 2004 net income and earnings per share to exclude this charge. For the fourth quarter 2004, net income as so adjusted would be $29.0 million or $.59 per share and for the full year 2004, net income as so adjusted would be $115.7 million or $2.31 per share.

        As previously reported, the Company’s overall revenue growth rate and earnings were impacted by the Medicare respiratory medication reimbursement cuts ($3.7 million for the fourth quarter and $15.2 million for the year) and the Company’s decision not to renew its contract with Gentiva CareCentrix, Inc. Excluding those effects, revenue growth was 10.8% for the fourth quarter and 9.6% for the year.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $88.1 million for the fourth quarter of 2004 compared to $89.2 million for the fourth quarter of 2003. EBITDA is presented as a supplemental performance measure and is not meant to be considered as an alternative to net income or cash flows from operating activities or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

        During the fourth quarter, Apria closed one acquisition for $1.6 million, bringing the total number of acquisitions for the year to 27 for an aggregate consideration of $148.7 million. Days sales outstanding improved to 52 days at December 31, 2004 from 55 days reported at September 30, 2004. This trend is primarily attributable to the timing of acquisitions in 2004. Delays in billing occur as patient data from acquisitions is converted to Apria’s systems and as Medicare provider numbers for newly-acquired locations are obtained.

        “In the third quarter of 2004, we reported an increase in operating expenses due primarily to integration activities related to the unprecedented number of acquisitions that we closed in the second and third quarters, and one-time costs associated with Sarbanes-Oxley compliance activities and other consulting expenses,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “While we are still incurring integration costs for the late third quarter acquisitions, we are happy to report that fourth quarter sales, distribution and administrative expenses have decreased to 54.5% of net revenues, compared to 55.0% in the third quarter. When comparing the fourth quarter of 2004 to the 53.2% reported in the fourth quarter of 2003, the issues noted above must be considered in conjunction with the lower revenue base resulting from the Medicare reimbursement reductions. We continue to monitor our expenses as we introduce a number of productivity initiatives aimed at lowering our costs.”

2005 Outlook

        In December 2004, The Centers for Medicare and Medicaid Services (“CMS”) announced that the Office of Inspector General (“OIG”) needed to collect additional information before the 2005 fee schedules for oxygen could be finalized. CMS further announced in January 2005, that since the data from the OIG had not yet been received, CMS will continue to pay the 2004 fee schedule amounts for oxygen claims until the 2005 fee schedules are finalized. CMS noted that 2005 claims that were paid based on 2004 fee schedule amounts would not be retroactively adjusted. When CMS determines this fee, the Company will provide earnings per share guidance for 2005.

Annual Meeting of Stockholders

        The Company also announced that its Board of Directors has established March 11, 2005 as the record date for its Annual Meeting of Stockholders, which will be held on April 20, 2005. The only scheduled item of business for the Annual Meeting will be the reelection of seven of its Directors. Two of the Company’s current Directors, Ralph Whitworth, Chairman, and Beverly Benedict Thomas, have decided not to stand for reelection.

        In commenting on his decision, Mr. Whitworth, a principal of Relational Investors, LLC, said, “serving as Apria’s Chairman during its spectacular transformation since April of 1998 is among the most satisfying experiences in my business career. Apria is now the unrivaled industry leader and our stock price has appreciated 330%, giving our shareholders a 20% annualized return over that period. My decision does not reflect my view of Apria’s future prospects, but rather my evolving priorities. With Apria solidly positioned for continued excellent performance, I will now be able to devote additional attention to more pressing ongoing projects.”

        The Board has elected David L. Goldsmith, who has served on Apria’s Board for 18 years, to be Chairman of the Board following the Annual Meeting of Stockholders. “Besides being the largest individual shareholder on Apria’s Board,” noted Mr. Whitworth, “David has an ideal combination of leadership qualities and industry expertise. He is superbly qualified to lead Apria’s Board as it addresses the opportunities and challenges ahead. He has my unequivocal endorsement and the unanimous support of the Board.”

*    *     *

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 475 branches serving patients in 50 states. With over $1.4 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(dollars in thousands)	2004	2003

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$39,399	$160,553
Accounts receivable, net of allowance for doubtful accounts	219,364	196,413
Inventories, net	40,295	29,089
Other current assets	49,252	43,280

TOTAL CURRENT ASSETS	348,310	429,335

PATIENT SERVICE EQUIPMENT, NET	224,801	209,551
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	51,012	50,192
OTHER ASSETS, NET	483,541	354,357

TOTAL ASSETS	$1,107,664	$1,043,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$173,435	$160,738
Current portion of long-term debt	4,901	31,522

TOTAL CURRENT LIABILITIES	178,336	192,260

LONG-TERM DEBT, net of current portion	474,846	469,241
OTHER NON-CURRENT LIABILITIES	48,298	15,986

TOTAL LIABILITIES	701,480	677,487
STOCKHOLDERS’ EQUITY	406,184	365,948

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,107,664	1,043,435

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,

(dollars in thousands, except per share data)	2004	2003	2004	2003

Respiratory therapy	$255,822	$241,595	$990,857	$930,406
Infusion therapy	63,911	61,205	246,662	241,860
Home medical equipment/other	56,704	53,469	213,930	208,679

NET REVENUES	376,437	356,269	1,451,449	1,380,945

GROSS PROFIT	268,636	256,656	1,043,830	1,004,202

Provision for doubtful accounts	10,019	12,931	48,567	51,154
Selling, distribution and administrative expenses	205,000	189,564	787,496	747,799
Amortization of intangible assets	2,073	1,507	6,712	3,650

OPERATING INCOME	51,544	52,654	201,055	201,599
Interest expense, net	4,901	5,021	20,020	15,026
Write-off of debt issuance costs	2,730	-	2,730	-

INCOME BEFORE TAXES	43,913	47,633	178,305	186,573
Income tax expense	16,645	17,736	64,297	70,581

NET INCOME	$27,268	$29,897	$114,008	$115,992

Income per common share - assuming dilution	$0.55	$0.58	$2.27	$2.15

Weighted average number of common shares outstanding	49,326	51,888	50,159	54,066

Reconciliation - EBITDA:
Reported net income	$27,268	$29,897	$114,008	$115,992
Add back: Interest expense, net	4,901	5,021	20,020	15,026
Add back: Write-off of debt issuance costs	2,730	-	2,730	-
Add back: Income tax expense	16,645	17,736	64,297	70,581
Add back: Depreciation	34,439	35,021	140,762	135,952
Add back: Amortization of intangible assets	2,073	1,507	6,712	3,650

Adjusted EBITDA	$88,056	$89,182	$348,529	$341,201

Reconciliation - adjusted net income and EPS:
Reported net income	$27,268	$29,897	$114,008	$115,992
Add back: Write-off of debt issuance costs, net of taxes	1,695	-	1,695	-

Adjusted net income	$28,963	$29,897	$115,703	$115,992

Reported EPS - assuming dilution	$0.55	$0.58	$2.27	$2.15
Add back: Write-off of debt issuance costs, net of taxes	0.04	-	0.04	-

Adjusted EPS	$0.59	$0.58	$2.31	$2.15

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Years Ended December 31,

(dollars in thousands)	2004	2003

OPERATING ACTIVITIES
Net income	$114,008	$115,992
Items included in net income not requiring cash:
Provision for doubtful accounts	48,567	51,154
Depreciation and amortization	147,474	139,602
Deferred income taxes and other	23,384	17,197
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(57,422)	(60,040)

NET CASH PROVIDED BY OPERATING ACTIVITIES	276,011	263,905
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(141,755)	(144,007)
Proceeds from disposition of assets	211	774
Cash paid for acquisitions, including payments of deferred consideration	(144,234)	(99,403)

NET CASH USED IN INVESTING ACTIVITIES	(285,778)	(242,636)
FINANCING ACTIVITIES
Net payments on debt	(28,346)	225,066
Capitalized debt issuance costs	(2,775)	(6,649)
Outstanding checks included in accounts payable	1,419	632
Issuance of common stock	18,315	12,323
Repurchases of common stock	(100,000)	(118,471)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(111,387)	112,901

NET DECREASE IN CASH AND CASH EQUIVALENTS	(121,154)	134,170
Cash and cash equivalents at beginning of period	160,553	26,383

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39,399	$160,553

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